                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Definitive Proxy Statement Filed by the Registrant

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ] Preliminary Proxy Statement          [ ] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      Malibu Entertainment Worldwide, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

                      MALIBU ENTERTAINMENT WORLDWIDE, INC.
                         717 NORTH HARWOOD, SUITE 1650
                              DALLAS, TEXAS 75201

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

                             QUESTIONS AND ANSWERS

WHEN AND WHERE IS THE MEETING?

     The annual meeting of shareholders of Malibu Entertainment Worldwide, Inc. will be held at the Dallas SpeedZone, 11130 Malibu Drive, Dallas, Texas, on Tuesday, June 15, 1999, at 11:00 a.m. local time.

WHO CAN VOTE?

     Record holders of shares of Malibu common stock (the "Malibu Common Shares") as of the close of business on April 30, 1999 are entitled to vote at the meeting. On that date, 46,508,625 Malibu Common Shares were outstanding and each Share is entitled to one vote.

WHAT IS BEING VOTED ON?

     - Election of ten directors for terms ending at the 2000 annual meeting of shareholders.

     - Any other business properly brought before the meeting.

     MEI Holdings, L.P., the holder of 84.55% of the Malibu Common Shares ("MEI Holdings"), has informed the Company that it intends to vote its shares in favor of each of the nominees and any other matter that properly comes before the meeting. Accordingly, each of the director nominees will be elected and any other matter properly brought before the meeting will be approved as a result of MEI Holdings' vote, regardless of how other Malibu shareholders vote. As of the date of this proxy statement, the directors do not know of any other matters that are to be presented at the meeting. If any other matter requiring a vote properly comes before the meeting, the holders of the proxies will vote your Malibu Common Shares on any such matter in their sole discretion.

HOW DO I VOTE?

     Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you do not indicate your voting preferences on your proxy card, your Malibu Common Shares will be voted in favor of the proposal.

MAY I CHANGE MY VOTE?

     You may revoke your proxy at any time before your proxy is voted at the annual meeting in any one of the following three ways:

          (1) by sending a written notice to the Secretary of the Company, stating that you want to revoke your proxy;

          (2) by completing a properly signed proxy with a later date; or

          (3) by voting in person at the annual meeting.

WHEN IS THIS PROXY STATEMENT BEING MAILED TO SHAREHOLDERS?

     This Proxy Statement is being mailed to Shareholders on or about April 30, 1999.

WHO IS SOLICITING PROXIES?

     The Company has retained McKenzie Partners, Inc. to aid in the solicitation of proxies in the enclosed form and related duties and will pay such firm a customary fee plus reasonable expenses for so acting (estimated at $3,500 in the aggregate). The cost of solicitation of proxies will be borne by the Company. It is expected that solicitation of proxies will be primarily by mail. Proxies may, however, be solicited by the Company's directors, officers and employees (without additional compensation), in person, by telephone or otherwise. Arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to forward the solicitation material to the beneficial owners of Malibu Common Shares held of record by such persons. The Company may, upon request, reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

WHAT IS THE EFFECT OF ABSTENTIONS AND BROKER NON-VOTES?

     Abstentions and broker non-votes will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained as to the proposals and therefore will have no effect on the outcome of the vote on any matter being considered at the Annual Meeting that requires the affirmative vote of a majority of votes cast at the Annual Meeting of Malibu Common Shares entitled to vote.

ARE DISSENTER'S RIGHTS OR APPRAISAL RIGHTS AVAILABLE TO SHAREHOLDERS?

     The shareholders of Malibu have no dissenter's or appraisal rights under
Article 13 of the Georgia Business Corporation Code or under Malibu's Articles of Incorporation with respect to the items set forth in this Proxy Statement.

WHOM SHOULD I CALL WITH QUESTIONS?

     If you have questions regarding the matters referred to in this document, you should contact Richard N. Beckert, Malibu's Chief Executive Officer, at
(214) 210-8701.

                             ELECTION OF DIRECTORS

INFORMATION ABOUT BOARD NOMINEES

     The Malibu Board currently consists of ten directors, each of whom has been nominated, and agreed to stand, for re-election. We have provided information regarding each of the existing Malibu directors and nominees below. If any of the nominees is unable to stand for election, we may provide for a lesser number of nominees or designate a substitute for such nominee. In the latter event, Malibu Common Shares represented by proxies may be voted for the substitute. If elected, each director nominee will serve for a term expiring at Malibu's 2000 annual meeting of stockholders or until the earlier of the election of his or her successor or his or her resignation or removal from office.

                                                                    DIRECTOR
NAME                                                          AGE    SINCE
----                                                          ---   --------
Robert A. Whitman...........................................  45      1996
Richard N. Beckert..........................................  42      1998
Daniel A. Decker............................................  46      1996
Julia E. Demerau............................................  39      1991
L. Scott Demerau............................................  37      1991
James T. Hands..............................................  38      1996
Richard M. FitzPatrick......................................  45      1996
William M. Kearns, Jr. .....................................  63      1995
Steven D. Scheetz...........................................  31      1998
Bert W. Wasserman...........................................  65      1995

     Robert A. Whitman has been the Chairman of the Board of Malibu since August 1996 and President and Co-Chief Executive Officer of The Hampstead Group, LLC ("Hampstead") since 1991. Hampstead is an investment firm which sponsored the formation of MEI Holdings, Malibu's majority shareholder. Mr. Whitman is a director of Covey Leadership Center and Bristol Hotel Company, was a director of Wyndham Hotel Corporation from 1996 until the sale of Wyndham to Patriot American Hospitality, Inc. ("Patriot") in 1998 and served as Chairman of the Board of Forum Group, Inc., a NASDAQ-traded operator of retirement communities, from 1993 until the sale of that company to Mariott International, Inc. in 1996.

     Richard N. Beckert has been a member of the Board since November 1998 and Chief Executive Officer of Malibu since August 1998. Prior to joining Malibu, Mr. Beckert was the Senior Vice President Administration, for Bristol Hotels and Resorts ("Bristol") and served in various capacities for Bristol from 1983 through 1998. Mr. Beckert has been the Mayor of the Town of Addison, Texas since May 1993 and his term will expire in May 1999. He is currently a member of the Board of Directors of the Metrocrest Chamber of Commerce. He is also a member of the Addison Business Association.

     Daniel A. Decker has been a member of the Board since August 1996 and an Executive Vice President of Hampstead since 1990. Mr. Decker served as a director of Wyndham from 1996 until the sale of Wyndham to Patriot in 1998. Prior to 1990, Mr. Decker was a partner in the Dallas law firm of Decker, Hardt, Kopf, Harr, Munsch & Dinan, P.C. Mr. Decker was a director of Forum Group, Inc. from June 1993 until March 1996.

     Julia E. Demerau was a founder of Malibu and has been a member of the Board since 1991. She served as Executive Vice President from Malibu's inception in 1991 until November 1996, and served in similar capacities with Malibu's predecessors since 1986.

     L. Scott Demerau was a founder of Malibu and was the Chief Executive Officer and President of Malibu from its inception in 1991 until November 1996 and served as the Chairman of the Board from 1991 to August 1996. He served in similar capacities with Malibu's predecessors since 1986. L. Scott Demerau and Julia E. Demerau are husband and wife.

     James T. Hands has been a member of the Board since 1996 and has been a Vice President of Hampstead since 1993. Prior to 1993, Mr. Hands was a consultant employed by Kenneth Leventhal & Co.

     Richard M. FitzPatrick has been a member of the Board since August 1996 and has been the Chief Financial Officer of Hampstead since 1989. He served as the interim chief financial officer of Malibu from November 1996 through December 1998.

     William M. Kearns, Jr. has been a member of the Board since January 1995. Since 1994, Mr. Kearns has served as President of W.M. Kearns & Co., Inc., a private investment company. From 1992 to 1993, Mr. Kearns served as an Advisory Director for Lehman Brothers. From 1969 to 1992, Mr. Kearns served as Managing Director, Corporate Finance for Lehman Brothers and its predecessor firms. Mr. Kearns also serves as a Senior Consultant to Furman Selz L.L.C. and Proudfoot, P.L.C. He is a trustee of EQ Advisors Trust (Equitable Life Assurance Society of the U.S.) and is a director of Kuhlman Corporation, Selective Insurance Group, Inc., and Marine Transport Corporation, as well as a number of private and venture-backed companies. Mr. Kearns is a member of the Executive Advisory Board of the William E. Simon School of Business of the University of Rochester.

     Steven D. Scheetz has been a member of the Board since 1998. Since 1992, Mr. Scheetz has been a member of the mergers and acquisitions team at Hampstead and is responsible for the financial underwriting and valuation efforts of Hampstead and its investments. Prior to joining Hampstead, Mr. Scheetz was an officer of Belcore & Associates, Inc., a regional real estate investment and management firm. Previously, Mr. Scheetz served as a senior financial analyst to Walden Residential Properties, Inc., a real estate investment trust.

     Bert W. Wasserman has been a member of the Board since January 1995. Mr. Wasserman served as Executive Vice President and Chief Financial Officer from 1990 to 1994 and as a director from 1990 to 1993 of Time Warner Inc. From 1981 to 1991, Mr. Wasserman served as a member of the Office of the President and Board of Directors of Warner Communications, Inc. Mr. Wasserman served as a member of the National

Advisory Board of Chemical Bank until March 1996. Mr. Wasserman currently serves as a member of the Board of the Baruch College Trust Fund, a director of various registered investment companies for which The Dreyfus Corporation acts as investment advisor, and a director of Winstar Communications, Inc. and Lillian Vernon Corporation.

     The ten candidates for director receiving the highest number of affirmative votes cast at the Annual Meeting will be elected as directors of Malibu. Shareholders do not have a right to cumulate their votes for directors. MEI Holdings has informed us that it intends to vote its shares (which represent 84.55% of the Malibu Common Shares outstanding on the Record Date) for each of the director nominees. Accordingly, each of the director nominees will be elected as a result of MEI Holdings' vote, regardless of how other Malibu shareholders vote.

MALIBU BOARD MEETINGS

     Your directors met 19 times during 1998. Each director attended at least three-fourths or more of the total number of meetings of directors and meetings of committees on which he or she served.

MALIBU BOARD COMMITTEES

     The Malibu Board has two committees: an Audit Committee and a Compensation Committee. The Malibu Board does not have a nominating committee.

     The Audit Committee is responsible for reviewing (i) the selection of our independent auditors, (ii) the audits conducted by our independent and internal auditors, (iii) our internal controls and practices, and (iv) our financial statements as certified by our independent auditors. Messrs. Wasserman (Chairman), FitzPatrick and Kearns are members of our Audit Committee. The Audit Committee met twice in 1998.

     The Compensation Committee is responsible for (i) determining the compensation of our executive officers and (ii) overseeing the base pay or salary, annual performance bonus and long-term compensation of our executive officers. Messrs. Decker (Chairman), Kearns and Wasserman are members of our Compensation Committee. The Compensation Committee met four times in 1998.

DIRECTOR COMPENSATION

     Our directors, other than Mr. Beckert, Mr. Demerau and Ms. Demerau, are paid the following for their services as directors: (i) an annual fee of $25,000, payable in quarterly installments, (ii) fees of $1,000 for each special meeting attended in person, (iii) fees of $750 for each telephonic special meeting attended, (iv) an annual fee of $5,000 for serving on a Board committee,
(v) fees of $750 for each special committee meeting attended in person, and (vi) fees of $500 for each telephonic special committee meeting attended.

     Each of Messrs. Whitman, FitzPatrick, Decker, Hands and Scheetz waived his rights to such fees for 1996, 1997 and 1998.

     Ms. Demerau served as a consultant through December 31, 1998 to assist us with tasks consistent with her business experience. We paid Ms. Demerau $30,000 per year for such services. In addition, Mr. and Ms. Demerau have received and are entitled to receive certain payments under the Separation Agreement described under "Certain Relationships and Transactions -- Demerau Separation Agreement."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and the rules promulgated under it require that certain of our officers, directors and stockholders report transactions effected in Malibu Common Shares with the SEC. During 1998, each Malibu director filed on a timely basis the forms required under Section 16(a) relating to transactions in Malibu Common Shares.

                               EXECUTIVE OFFICERS

NAME                                                      AGE          POSITION
----                                                      ---          --------
Richard N. Beckert......................................  42    Chief Executive Officer
R. Scott Wheeler........................................  42    Chief Financial Officer

     See the biography of Richard N. Beckert under "Information about Board Nominees." R. Scott Wheeler has been chief financial officer of Malibu since December 1998. Prior to joining Malibu, Mr. Wheeler was a vice president of The Beltway Companies from 1985 to 1998. Mr. Wheeler is currently the Mayor Pro Tempore of the Town of Addison, Texas, will serve as the Mayor of the Town of Addison beginning May 1999 and is a member of the Addison Business Association. Mr. Wheeler currently serves as Chairman of the Communities Foundation of Texas Metrocrest Area Fund Advisory Council and is a member of the Board of Directors of Compass Bank Dallas.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                          ANNUAL COMPENSATION   ----------------------------------------
                                          -------------------   RESTRICTED STOCK   SECURITIES UNDERLYING
NAME & PRINCIPAL POSITION(1)       YEAR    SALARY    BONUS(2)      AWARDS(3)         OPTIONS SALES(#)
----------------------------       ----   --------   --------   ----------------   ---------------------
Richard N. Beckert, CEO..........  1998   $100,481   $114,725       $687,500             1,000,000

---------------

(1) Mr. Wheeler's total 1998 annual salary and bonus do not exceed $100,000.

(2) The amount listed includes an $11,600 signing bonus and a year-end bonus for 1998 of $103,125.

(3) This amount represents 500,000 restricted Malibu Common Shares with a value of $593,750 as of December 31, 1998. Dividends are payable on such restricted shares.

     Robert A. Whitman, currently our Chairman and formerly our Chief Executive Officer, did not receive any compensation for his services during 1996, 1997 and 1998. Mr. Whitman served as Chief Executive Officer of the Company during 1996, 1997 and a portion of 1998. Certain Hampstead employees including Messrs. FitzPatrick and Hands, have devoted a substantial portion of their time to Malibu's business since mid-1996. Malibu paid Hampstead $468,445 to reimburse it for salaries and other costs of Messrs. FitzPatrick's and Hands' services during 1997 and $410,647 in 1998, $173,858 and $219,299 of which was in reimbursement of Mr. FitzPatrick's compensation for 1997 and 1998, respectively. These payments were approved by directors not employed by Malibu or Hampstead.

                                 STOCK OPTIONS

                             OPTION GRANTS IN 1998

                            # OF SECURITIES     % OF TOTAL
                              UNDERLYING      OPTIONS GRANTED                               GRANT DATE VALUE
                                OPTIONS       TO EMPLOYEES IN   EXERCISE OF                   TO GRANT DATE
NAME                            GRANTED         FISCAL YEAR     BASE PRICE    EXPIR. DATE   PRESENT VALUE(a)
----                        ---------------   ---------------   -----------   -----------   -----------------
Richard N. Beckert, CEO...     1,000,000            52%           $  2.00        9/4/08        $2,160,000
R. Scott Wheeler..........       200,000            10%           $1.1875      12/28/08        $  432,000

---------------

(a) Based on a Black-Scholes option pricing model assuming a risk free interest rate of 5.32%, a zero dividend yield, expected lives of 10 years and expected volatility of 57.89%.

     In August of 1998, Malibu entered into a four-year employment agreement with Mr. Beckert which provides that he will serve as the Chief Executive Officer and as a member of the Board of Directors. Mr. Beckert will receive an initial annual base salary of $275,000, and is entitled to annual bonus payments in an amount up to 100% of his annual base salary. If Mr. Beckert's employment is terminated other than for cause when no other severance is due within six months of a change of control, he is terminated when cause does not exist or he terminates his employment for good reason after a change in control, Mr. Beckert will continue to receive his annual base salary through the date his employment is terminated, and generally, will receive the equivalent of two years of his annual base salary.

     In connection with entering into his employment agreement, Mr. Beckert was granted non-qualified stock options described above to purchase 1,000,000 Malibu Common Shares and we issued to him 500,000 Malibu Common Shares which are subject to restrictions on resale and a repurchase right of Malibu. The options vest at a rate of 1/48 per month for four years and the restrictions of the restricted stock lapse in August of 2002. The option vesting is accelerated generally in circumstances which entitle Mr. Beckert to a severance payment under his employment agreement.

     In December of 1998, Malibu entered into a three-year employment agreement with Mr. Wheeler which provides that he will serve as the Chief Financial Officer and Secretary of Malibu. Mr. Wheeler will receive an initial base salary of $120,000, and is entitled to annual bonus payments of up to 50% of his annual base salary. Mr. Wheeler received a bonus of $7,000 in 1998. In connection with entering into his employment agreement, Mr. Wheeler was simultaneously granted non-qualified stock options to purchase 200,000 Malibu Common Shares. The options vest at a rate of 1/48 per month for four years. The option vesting is accelerated generally in circumstances which entitle Mr. Wheeler to a severance payment under his employment agreement. If Mr. Wheeler's employment is terminated other than for cause when no other severance is due within six months of a change in control, he is terminated when cause does not exist or he terminates his employment for good reason, Mr. Wheeler will continue to receive his annual base salary through the date his employment is terminated and generally, will receive the equivalent of one year of his annual base salary.

STOCK OPTION PLANS

     Employee Stock Option Plans. In September 1993, Malibu adopted the Mountasia 1993 Incentive Stock Option Plan (the "Plan"), which was amended in 1995. The Plan provides for the issuance of options covering up to 1,250,000 Malibu Common Shares. Options may be granted under the Plan to our employees, officers, directors, consultants and advisors. All options are issued at fair market value at the date of grant. The options expire four to five years from the date of grant and they vest immediately. As of December 31, 1998, there were no options outstanding under this plan.

     In April 1997, Malibu adopted our 1997 Long-Term Incentive Plan which was implemented to attract and retain qualified officers and other key employees and to provide such employees with appropriate incentives. The plan provides for the issuance of up to 4,000,000 Malibu Common Shares. During 1998, Malibu granted options to purchase 918,100 Malibu Common Shares at prices ranging from $1.19 to $3.00, the market price at the time of grant. The options vest over four years and expire ten years from the date of grant.

     In August 1998, an option to purchase 1,000,000 Malibu Common Shares was issued to Mr. Beckert. See "Executive Compensation -- Executive Officer Compensation."

     Nonemployee Director Stock Option Plan. In September 1993, Malibu adopted the 1993 Nonemployee Director Stock Option Plan (the "Director Plan") which was amended during 1995 and for which 250,000 Malibu Common Shares are reserved for issuance. The Director Plan provides for the grant of nonqualified stock options to purchase Malibu Common Shares to directors who are not our employees. All options are issued at fair market value at the date of grant and vest immediately and expire 10 years from the date of grant. Each of Messrs. Whitman, FitzPatrick, Decker, Hands and Scheetz waived his rights to such options for 1996, 1997 and 1998. Mr. and Ms. Demerau have waived their rights to options under the Director Plan for 1997 and 1998 and each year thereafter.

     Management Incentive Plan. In September 1996, Malibu sold 2,093,333 Malibu Common Shares (the "Management Shares") at a per share price equal to $2.6625 per share, for an aggregate note receivable of $5,568,266, which price was the average of the closing prices of Malibu Common Shares for the 10 trading days immediately preceding the sale to the participants in the Management Incentive Plan (the "Incentive Plan"). Those persons eligible to participate in the Incentive Plan were key employees designated by the Compensation Committee of the Board of Directors. In order to participate in the Incentive Plan the participants surrendered all options to acquire Malibu Common Shares. During 1997, the Company purchased 291,875 Management Shares and issued 200,000 Malibu Common Shares. On December 31, 1998, Malibu redeemed substantially all of the outstanding stock issued under the Management Incentive Plan in exchange for the cancellation of the notes receivable from participants and any accrued interest thereon. Notes receivable having a balance of approximately $5,865,000, including accrued interest were canceled in exchange for the redemption of 1,974,761 outstanding shares. 26,697 Common Shares purchased under the Management Incentive Plan are vested and held by former employees.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     Principles. The Compensation Committee of the Board seeks to provide a competitive compensation package that enables us (i) to attract and retain key executives, (ii) to integrate pay programs with our business objectives, (iii) to reward executive officers for achievement of short-term operating goals and for long-term stockholder value, and (iv) to link individual executive compensation with our overall performance.

     Factors Considered in Determining Compensation. The Committee targets salaries for its key executives that are competitive with related industry companies of similar size, taking into account the experience of individual officers. Generally, the Committee attempts to fix base salaries at lower levels to emphasize result-oriented factors reflected in a bonus potential and the value of stock options. The Committee periodically reviews salaries and pay ranges for its executives, and salaries are increased based on the Committee's evaluation of an individual's performance and their contribution to our goals.

     All amounts paid to reimburse Hampstead for services previously provided by its employees are reviewed and approved by directors not employed by Malibu or Hampstead.

     The terms of the agreements entered into with Scott and Julia Demerau, Malibu's founders and former principal executive officers and continuing directors, were negotiated on an arms-length basis. See "Demerau Separation Agreement" for a description of this.

                                            COMPENSATION COMMITTEE

                                            Daniel A. Decker, Chairman
                                            William M. Kearns, Jr.
                                            Bert W. Wasserman

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     During 1998, Malibu and MEI Holdings amended the terms of the $65,000,000 and $10,000,000 notes we have payable to MEI Holdings to provide specific terms on which those notes are convertible into Malibu preferred stock and entered into an agreement regarding right to convert the notes. The notes are each convertible at MEI Holdings' option into either Malibu preferred stock or subordinated notes that are convertible into Malibu Common Shares. The maturity date of the $10,000,000 was extended to July 20, 1999. The outstanding balance of such indebtedness (including accrued and unpaid interest) was $68.3 million as of December 31, 1998. MEI Holdings has the right, but not the obligation, to advance a total of $75 million under these notes.

     During 1998, Malibu paid loan costs of $2,641,270 to MEI Holdings in connection with one of the promissory notes. Additionally, Malibu reimbursed MEI Holdings for certain costs incurred by MEI Holdings for our benefit. The total amount charged to us for overhead costs was $443,337 (including $410,647 for Messrs. Hands' and FitzPatrick's salaries and other costs) for the year ended December 31, 1998. $156,000 of such costs were reimbursed in fiscal year 1998.

     During 1998, Malibu borrowed funds from SZ Capital, L.P. ("SZ Capital"), an entity related to MEI Holdings, on terms which we believed to be at least as favorable to us as terms obtainable from third parties. The outstanding balance of such indebtedness (including accrued and unpaid interest) was $2.9 million as of December 31, 1998. The promissory note evidencing this indebtedness is convertible into preferred stock of the Company, which preferred stock is convertible into Malibu Common Shares. The Company and SZ Capital also entered into a registration rights agreement pursuant to which Malibu agreed to register the note held by SZ Capital and any preferred stock or Malibu Common Shares into which such note is convertible. Malibu, SZ Capital and MEI Holdings entered into a subordination agreement subordinating the notes held by MEI Holdings to the note held by SZ Capital. SZ Capital has the right, but not the obligation, to advance a total of $30 million under the note.

                            STOCK PERFORMANCE GRAPH

     The chart below compares the five-year cumulative total return on Malibu Common Shares with that of the S&P 500 Index and a peer industry group. This graph assumes $100 was invested on December 31, 1994 in each of Malibu Common Shares, the S&P 500 companies and a peer group of companies represented by the Entertainment-500 Industry Segment. Cumulative total return assumes the reinvestment of dividends.

PERFORMANCE GRAPH          TOTAL SHAREHOLDER RETURNS

                                                       MALIBU
                                                   ENTERTAINMENT
               MEASUREMENT PERIOD                    WORLDWIDE          S&P 500        ENTERTAINMENT-
             (FISCAL YEAR COVERED)                      INC.             INDEX              500
3-NOV-93                                                       100               100               100
SEP94                                                          135               105                90
SEP95                                                          105               135               120
DEC96                                                           42               170               123
DEC97                                                           38               230               180
DEC98                                                           15               295               240

                         SECURITY OWNERSHIP INFORMATION

     The following table sets forth certain information regarding the beneficial ownership of Malibu Common Shares as of April 30, 1999 by (i) each person who we know beneficially owns more than 5% of Malibu Common Shares, (ii) each director and executive officer of Malibu, and (iii) all directors and executive officers of Malibu as a group. Unless otherwise stated below, the address of each person is the principal offices of Malibu located at 717 North Harwood, Suite 1650, Dallas, Texas 75201. For purposes of the table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date if that person has the right to acquire the shares within 60 calendar days after such date.

                              BENEFICIAL OWNERSHIP

                                                                NUMBER OF
                                                                 MALIBU         % OF MALIBU
NAME                                                          COMMON SHARES    COMMON SHARES
----                                                          -------------    -------------
MEI Holdings, L.P.(1)(2)....................................   39,323,513          84.55%
  4200 Texas Commerce Tower
  Dallas, Texas 75201
Richard N. Beckert(3).......................................      231,663              *
Daniel A. Decker(4).........................................   39,323,513          84.55%
L. Scott Demerau(5).........................................      862,479           1.85%
Julia E. Demerau(5).........................................      862,479           1.85%
Richard M. FitzPatrick......................................           --             --
James T. Hands..............................................           --             --
William M. Kearns, Jr.(6)...................................      125,000              *
Steven D. Scheetz...........................................           --             --
Bert W. Wasserman(6)........................................      100,000              *
R. Scott Wheeler(7).........................................       25,000              *
Robert A. Whitman(4)........................................   39,323,513          84.55%
All directors and executive officers as a group (11            40,413,492          86.89%
  persons)(4)...............................................

---------------

 *  Less than one percent

(1) MEI Holdings may be entitled to the issuance of additional Malibu Common Shares under post-closing adjustment provisions and other terms of the Recapitalization Agreement, dated as of June 5, 1996, as amended and restated, between MEI Holdings and Malibu, the Warrant issued by Malibu to MEI Holdings in connection therewith and certain promissory notes of Malibu described under the heading "Certain Relationships and Transactions -- MEI Holdings Promissory Notes."

(2) An entity related to MEI Holdings, SZ Capital, may also be entitled to the issuance of Malibu Common Shares under the promissory notes described under the heading "Certain Relationships and Transactions -- SZ Capital Note."

(3) Includes options to purchase 187,500 Malibu Common Shares which are vested but have not been exercised and 41,663 options which will become vested within 60 calendar days of the Record Date.

(4) Messrs. Decker and Whitman disclaim beneficial ownership of the 39,323,513 Malibu Common Shares held by MEI Holdings.

(5) Mr. Demerau holds the 862,479 Common Shares jointly with Julia E. Demerau, Mr. Demerau's spouse. In 1998, the Company redeemed 171,875 Malibu Common Shares issued to Mr. Demerau in connection with the Management Incentive Plan. See "Stock Option Plans -- Management Incentive Plan". In February 1997, Mr. and Ms. Demerau borrowed $1.0 million from a financial institution. The loan became due in February 1999. The current balance under the loan is $368,000. The Demeraus have informed the Company that they anticipate repayment in full of the loan by May 7, 1999. The loan is secured by a pledge of all of the Common Shares owned by Mr. and Ms. Demerau. At the request of the lender, MEI Holdings guaranteed such indebtedness and has secured such guarantees.

(6) Includes options to purchase 15,000 Malibu Common Shares which are exercisable within 60 calendar days of the Record Date.

(7) Represents 12,498 vested options not yet exercised and 12,502 options which will become vested within 60 calendar days of the Record Date.

                             ADDITIONAL INFORMATION

AVAILABLE INFORMATION

     Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are being distributed to the shareholders together with this Proxy Statement.

FUTURE STOCKHOLDER PROPOSALS

     Any Malibu shareholder who wishes to submit a proposal for inclusion in the proxy materials for the 2000 Annual Meeting of Shareholders must submit such proposal to the Secretary of Malibu by March 1, 2000. The Securities and Exchange Commission recently amended Rule 14a-4 under the Exchange Act to provide that a proxy may confer discretionary authority to vote on a proposal for an annual meeting of stockholders if the proponent fails to notify the Company at least 45 days prior to the month and day of mailing the prior year's proxy statement. For purposes of the Company's 2000 annual meeting of stockholders, management may use its discretionary voting authority to vote on any proposal with respect to which the Company receives notice after March 31, 2000, even if such proposal is not discussed in the proxy statement for the 2000 annual meeting of stockholders.

ACCOUNTANTS

     The Company has selected Arthur Andersen LLP to serve as the Company's independent accountants for 1999. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

April 30, 1999

                                     PROXY
                      MALIBU ENTERTAINMENT WORLDWIDE, INC.
                         717 NORTH HARWOOD, SUITE 1650
                              DALLAS, TEXAS 75201

                         ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 15, 1999

     This Proxy is solicited on behalf of the Board of Directors. The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement hereby appoints each of Richard N. Beckert and R. Scott Wheeler, with full power of substitution and resubstitution, as proxies of the undersigned, to represent and to vote as designated below and in accordance with their judgment all of the shares of Common Stock of Malibu Entertainment Worldwide, Inc. ("Malibu") held of record by the undersigned on April 30, 1999, at the Annual Meeting of Shareholders to be held on June 15, 1999 and at any adjournment or postponement thereof.

     The Malibu Board of Directors recommends a vote FOR the election of the ten nominees for director named below.

1.  ELECTION OF DIRECTORS


    [ ] FOR ALL nominees listed below            [ ]  WITHHOLD AUTHORITY
        except as marked to the                       to vote for all nominees
        contrary below                                listed below

    Richard N. Beckert, Daniel A. Decker, Julia E. Demerau, L. Scott Demerau, Richard M. FitzPatrick, James T. Hands, William M. Kearns, Jr., Steven D. Scheetz, Bert W. Wasserman and Robert A. Whitman.

    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE ON ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH THAT NOMINEE'S NAME ABOVE.

    If not otherwise marked, this Proxy will be voted for the election of all nominees.

2. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof.

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                                 -------------------------------
                                                            Signature

                                                 -------------------------------
                                                            Signature
                                                         If Held Jointly

                                                 -------------------------------
                                                              Dated

                                                  PLEASE MARK, SIGN, DATE AND
                                                 RETURN THE PROXY CARD PROMPTLY
                                                  USING THE ENCLOSED ENVELOPE